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AUDITORS' CONSENT

We hereby consent to the use in this Registration Statement on Form F-4 of Millar Western Forest Products Ltd. of our report dated February 21, 2003 relating to the financial statements of Millar Western Forest Products Ltd., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

(SIGNED) PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

Edmonton, Alberta
February 17, 2004